                                                                   Exhibit 10.27





                                 September 30, 1996



Western International Media Corporation
8544 Sunset Boulevard
Los Angeles, CA  90069

Western International Media Corporation ("Western") has been asked by Jones Education Company ("Advertiser") to purchase broadcast media time on Advertiser's behalf. Western has agreed to purchase broadcast media time at Advertiser's direction provided that Jones International, Ltd. ("JI"), a corporation having an interest in Advertiser, agrees to guarantee Advertiser's obligations to Western resulting from the purchase of such broadcast media time (the "Guarantee"). Accordingly, as an inducement to Western and in consideration of Western's providing media time purchasing services for the benefit of Advertiser, JI hereby guarantees to Western the payment of any sum or sums of money which Advertiser shall owe Western as a result of purchasing media broadcast time for the benefit of Advertiser. In no event shall the sum or sums guaranteed herein exceed one million two hundred thousand dollars ($1,200,000) and in no event shall the Guarantee cover any media purchase made after December 31, 1996. Western shall give prompt notice to JI of any failure of Advertiser to pay Western when owed.

The Guarantee shall terminate and expire upon notice to Western at the above address (Attn: President), with such termination effective only as to obligations of Advertiser incurred subsequent to such notice.

       JI hereby represents and warrants to Western that:

       It has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Colorado and is duly qualified to do business as a foreign corporation in good standing in all jurisdictions in which the nature of its business or the character or location of its properties or assets requires such qualifications, except for failures to so qualify which in the aggregate do not and will not materially and adversely affect the business, operations or financial condition of such party or the performance of this Guarantee.

       This Guarantee has been duly and validly authorized, executed and delivered by such party and constitutes a valid, binding and enforceable guarantee of such party.

       The execution, delivery and performance of this Guarantee by such party will not (i) violate any of its corporate charter or bylaws, or (ii) conflict with or result in a breach of any or the terms, condition or provisions of or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any of the material properties or assets of such party pursuant to, any bond, debenture, note or other evidence of indebtedness or any material contract, indenture, mortgage, loan agreement, lease, joint venture, partnership or other agreement or instrument to which such party is a party or by which it or any of its material properties is bound, or (iii) result in the violation of any law, order, rule, regulations, writ, injunction or decree of any governmental instrumentality or court. No consent, approval, authorization or order of any governmental agency or court or of any other person is required for the execution, delivery or performance of this Guarantee by such party, except for those which have been heretofore obtained.

       Such party has the full and complete authority to enter into this Guarantee and to perform in all respects the obligations required to be performed by it pursuant to this Guarantee.

IN WITNESS WHEREOF the parties hereto have executed this Guarantee as of this 30th day of September, 1996.


       JONES INTERNATIONAL, LTD.,
       a Colorado corporation


By:    /s/ Jay B. Lewis
       _________________________
       Name: Jay B. Lewis
       Its:  Vice President/Finance and Treasurer

Date:  September 30, 1996
       _________________________


By:    _________________________
       Name:
       Its:

Date:  _________________________

26192